AGREEMENT OF LIMITED PARTNERSHIP

OF

CENTRAL ENERGY, LP

This Agreement of Limited Partnership (this “Agreement”) of Central Energy, LP dated as of April 19, 2010 is entered into by Central Energy, LLC (the “General Partner”) and the limited partners who have executed a Limited Partner Signature Page to be attached hereto (collectively, the “Limited Partners” and, collectively with the General Partner, the “Partners”) pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.), as amended from time to time (the “Act”).

1.           Name.  The name of the partnership governed hereby is Central Energy, LP (the “Partnership”).

2.           Certificate of Limited Partnership.  The General Partner has filed a Certificate of Limited Partnership for the Partnership with the Secretary of State of the State of Delaware, and the Partners shall take such further actions as shall be appropriate to comply with all requirements of law for the formation and operation of a limited partnership in the State of Delaware, and all other counties and states where the Partnership may elect to do business.

3.           Purpose.  The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in all lawful activities for which partnerships may be formed under the Act.

4.           Powers.  The Partnership shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Partnership and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the General Partner pursuant to this Agreement, including Section 16.

5.           Principal Business Office.  The principal place of business and office of the Partnership shall be located at, and the Partnership’s business shall be conducted from, such place or places as may hereafter be determined by the General Partner.

6.           Registered Office.  The address of the registered office of the Partnership in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

7.           Registered Agent.  The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware are National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

8.           Term.  The term of the Partnership commenced on the date of filing of the Certificate of Limited Partnership of the Partnership in accordance with the Act and shall continue until dissolution of the Partnership in accordance with Section 23 of this Agreement.

9.           Limitation on Liabilities of Limited Partners.  Notwithstanding any provision of this Agreement, the Limited Partners shall not be liable for any of the losses, debts or liabilities of the Partnership in excess of their respective Capital contributions.

10.         Issuance of Class A and Class B Limited Partner Interests.  The Company shall be authorized to issue Class A and Class B Limited Partner Interests.  The Class A and Class B Limited Partnership Interests shall be entitled to participate in Distributions as set forth in Paragraph 15 of this Agreement.

11.         Capital Contributions.  Each Partner is deemed admitted as a Partner of the Partnership upon his or its execution and delivery of the Limited Partner Signature Page to be attached to this Agreement.  The contribution of the General Partner and the contributions of the Limited Partners with respect to their Class A and Class B Limited Partnership Interests are set forth on Schedule A attached hereto.  The total capital of a Partner in the Partnership from time to time shall be referred to as such Partner’s “Capital.”

12.         Additional Contributions.  The Partners are not required to make additional Capital contributions to the Partnership.

13.         Capital Accounts.  Separate Capital accounts (“Capital Accounts”) shall be maintained for each Partner on the books of the Partnership, which Capital Accounts shall set forth the Capital of such Partner in the Partnership.  Each Capital Account shall be adjusted to reflect such Partner’s shares of allocations and distributions as provided in Section 14 of this Agreement, and any additional Capital contributions to the Partnership or withdrawals of Capital from the Partnership.  Such Capital Accounts shall further be adjusted to conform to the Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted in good faith by the General Partner.

14.         Profits and Losses.  The Profits or Losses incurred by the Partnership for each taxable year shall be determined on an annual basis.  For each taxable year in which the Partnership realizes Profits or Losses, such Profits or Losses, respectively, shall be allocated to each Partner in accordance with the ratio which such Partner’s Capital Account in the Partnership bears to the total Capital of all Partners in the Partnership at the time of such allocation.  As used herein, “Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)           Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; or

(ii)          Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.

15.         Allocations and Distributions.

a.           Allocations of Profit and Loss.  Whenever a proportionate part of the Partnership’s Profit and Loss is allocated to a Partner, every item of income, gain, loss, deduction and credit entering into the computation of such Profit or Loss applicable to the period during which such Profit or Loss was realized, shall be allocated to such Partner in the same proportion.

b.           Distributions.  Subject to the provisions of subparagraph (b) below, distributions shall be made to the Partners at such times and in such amounts in accordance with their Capital Accounts as may be determined by the General Partner.  Distributions shall be shared among the Partners in accordance with their Capital Accounts.  Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to the Partners on account of their interest in the Partnership if such distribution would violate Section 17-607 of the Act or other applicable law.

c.           Rio Vista Transaction. The General Partner has assigned and contributed to the Partnership that certain Securities Purchase and Sale Agreement by and between the General Partner, Rio Vista Energy Partners, L.P. and Penn Octane Corporation dated May 25, 2010 (the “Rio Vista SPA”), as amended, under which inter alia, the Partnership, as assignee of the General Partner, has agreed to purchase (a) limited partnership interests in Rio Vista Energy Partners, L.P., a Delaware Master Limited Partnership, (“Rio Vista”) which when issued will constitute not less than eighty percent (80%) of the fully diluted common units of Rio Vista (the “Rio Vista LP Interests”) and (b) one hundred percent (100%) of the limited liability company interests of Rio Vista GP, LLC, the general partner of Rio Vista (the “Rio Vista GP Interests”).  The transactions contemplated by the Rio Vista SPA are referred to herein as the “Rio Vista Transaction”.  Promptly after the final closing of the Rio Vista Transaction, but no later than January 31, 2011, the General Partner will distribute to the Limited Partners (a) in proportion to their Class A Sharing Percentages as set out in Schedule A hereto, the Rio Vista GP Interests acquired by the Partnership in the Rio Vista Transaction and (b) in proportion to their Class B Sharing Percentages the Rio Vista LP Interests acquired by the Partnership in the Rio Vista Transaction.  In the event that there are any distributions from Rio Vista to the Partnership with respect to the Rio Vista GP Interests or the Rio Vista LP Interests prior to the distribution of such Interests to the Limited Partners as hereinabove provided, the General Partner shall promptly distribute such amounts to the Limited Partners in accordance with their Class A Sharing Percentages and/or Class B Sharing Percentages as applicable.

16.         Management.

a.           The business and affairs of the Partnership shall be managed by the General Partner.  Subject to the express limitations contained in any provision of this Agreement, the General Partner shall have complete and absolute control of the affairs and business of the Partnership, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Partnership, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

b.           Subject to the rights and powers of the General Partner and the limitations thereon contained herein, the General Partner may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Partnership as the General Partner may reasonably determine.

c.           No Partner (other than the General Partner) shall participate in the management or control of the business of, or shall have any rights or powers with respect to, the Partnership except those expressly granted to it by the terms of this Agreement, or those conferred on it by law.

d.           The General Partner shall not be compensated for its services as the general partner of the Partnership without the consent of a majority of the Partners.  However, the General Partner shall be entitled to be reimbursed by the Partnership for all expenses incurred by the General Partner or its Members in connection with the Rio Vista Transaction and in performing its duties as General Partner under this Agreement.

17.         Officers.  The General Partner may, from time to time as it deems advisable, appoint officers of the Partnership (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person.  Unless the General Partner decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 16 may be revoked at any time by the General Partner.

18.         Other Business.  The Partners may engage in or possess an interest in other business ventures (unconnected with the Partnership) of every kind and description, independently or with others.  The Partnership shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19.         Liability of General Partner.

a.           The General Partner shall not be liable, responsible or accountable in damages to the Limited Partners or the Partnership for (x) any act or omission on behalf of the Partnership performed or omitted to be taken by it in good faith and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in, or not opposed to, the best interests of the Partnership, provided that the General Partner is not guilty of gross negligence or willful misconduct, (y) any action or omission taken or suffered by any other Partner or (z) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Partnership selected by the General Partner with reasonable care.  To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the General Partner acting under this Agreement shall not be liable to the Partnership or such other Partner for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the General Partner.  To the fullest extent permitted by law, the Partnership shall indemnify the General Partner against any loss, damage or expense (including amounts paid in satisfaction of judgments, in settlements, as fines and penalties and legal and other costs and expenses of investigation or defense) incurred by it by reason of any act or omission so performed or omitted by it (and not involving gross negligence or willful misconduct) and any such amount shall be paid by the Partnership to the extent assets are available, but the Limited Partners shall not have any personal liability to the General Partner or the Partnership on account of such loss, damage or expense.

b.           The General Partner may consult with legal counsel, accountants and other professional experts selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other professional experts shall be full justification for any such act or omission, and the General Partner shall be fully protected in so acting or omitting to act, provided such counsel, accountants or other professional experts were selected with reasonable care.

c.           To the fullest extent permitted by law, expenses incurred by the General Partner in defense or settlement of any claim that may, at the determination of the General Partner, be subject to a right of indemnification hereunder may be paid by the Partnership in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the General Partner to repay such amount to the Partnership if it shall be determined, by a court of competent jurisdiction pursuant to a final non-appealable judgment, order or decree, that the General Partner is not entitled to be indemnified hereunder.

20.         Admission of Additional Partners.  One (1) or more additional persons may be admitted to the Partnership as Partners with the written consent of the General Partner; provided that no such admission of an additional Limited Partner shall operate to reduce the Class A Sharing Percentage or Class B Sharing Percentage of any previously admitted Limited Parter..

21.         Dissolution of the Partnership.  Subject to Section 23, the termination, dissolution, death, bankruptcy or adjudicated incompetency of a Partner shall not cause a dissolution of the Partnership, but the rights of such Partner to share in the Profits and Losses of the Partnership, to receive distributions and to assign his or its interest in the Partnership pursuant to Section 22 shall, on the happening of such an event, devolve on his or its legal representative for the purpose of settling his estate or administering its property.

22.         Assignments.  A Partner may not transfer, assign, pledge or hypothecate, in whole or in part, his or its limited partnership interest without the prior written consent of the General Partner.

23.         Dissolution.

a.           The Partnership shall dissolve, and its affairs shall be wound up upon the first to occur of the following:  (i) following the distributions provided for in Section 15(c) hereof, (ii) the termination, dissolution, bankruptcy or other event of withdrawal of the General Partner or at any time there are no limited partners, unless the business of the Partnership is continued in accordance with the Act and (iii) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

b.           In the event of dissolution, the Partnership shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Partnership in an orderly manner) and, subject to the provisions of Paragraph 15(c) hereof, shall distribute the assets of the of the Partnership to the Partners in accordance with their respective Capital Accounts.

24.         Tax Matters Partner.  The General Partner shall be the tax matters partner within the meaning of Section 6231(a)(7) of the Code.  All expenses incurred by the tax matters partner in connection with its duties as tax matters partner shall be expenses of the Partnership.

25.         Elections.  The General Partner shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Partnership or any other method or procedure related to the preparation of such tax returns.  The General Partner may cause the Partnership to make or refrain from making any and all elections permitted by such tax laws, and the General Partner shall not be liable for any consequences to any previously admitted or subsequently admitted Partners resulting from their making or failing to make any such elections.

26.         Severability of Provisions.  Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

27.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

28.         Entire Agreement.  This Agreement constitutes the entire agreement of the Partners with respect to the subject matter hereof.

29.         Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

30.         Amendments.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Partners.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

GENERAL PARTNER:

CENTRAL ENERGY, LLC

By:	/s/ Carter R. Montgomery
	Name:	Carter R. Montgomery
	Title:	Manager Member

By:	Imad K. Anbouba
	Name:	Imad K. Anbouba
	Title:	Manager Member

CENTRAL ENERGY, LP

LIMITED PARTNERSHIP AGREEMENT

LIMITED PARTNER SIGNATURE PAGE

By its signature below, the undersigned hereby agrees that effective as of the date of its admission to Central Energy, LP as a Limited Partner it shall (i) be bound by each and every term and provision of the Limited Partnership Agreement, as the same may be amended from time to time in accordance with the provisions thereof, and (ii) become and be a party to said Limited Partnership Agreement.

(Type or Print Name)

(Signature)

(Representative capacity, if any)

Date

Schedule A

Name	Capital Contributions					Capital Contributions

General Partner:						$	_____________
Central Energy, LLC
Limited Partners:	Class A Interests			Class A Sharing Percentage		Class B Interests			Class B Sharing Percentage
Central Energy, LLC	$	[__	]	____	%		$0		0%
	$	[__	]	____	%	$	[__	]	____	%
	$	[__	]	____	%	$	[__	]	____	%
	$	[__	]	____	%	$	[__	]	____	%
	$	[__	]	____	%	$	[__	]	____	%
	$	[__	]	____	%	$	[__	]	____	%
	$	[__	]	____	%	$	[__	]	____	%
	$	[__	]	____	%	$	[__	]	____	%